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                                                                   Exhibit 12.2


                             Boston Edison Company
               Computation of Ratio of Earnings to Fixed Charges
                   and Preferred Stock Dividend Requirements
                       Twelve Months Ended June 30, 2000
                                 (in thousands)



Net income from continuing operations                             $141,086
Income taxes                                                        60,308
Fixed charges (including securitization certificates)              121,890
                                                                  --------
   Total                                                          $323,284
                                                                  ========
Interest expense                                                  $108,990
Interest component of rentals                                       12,900
                                                                  --------
   Subtotal                                                       $121,890
                                                                  --------
Preferred stock dividend requirements                                8,508
                                                                  --------
   Total                                                          $130,398
                                                                  ========
Ratio of earnings to fixed charges and preferred                      2.48
stock dividends requirements                                          ====